Exhibit 107

Calculation of Filing Fee Tables

FORM F-1
(Form Type)

HONGLI GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share(1)(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	-	-	-	-	-	-	-	-		-	-	-	-
Fees Previously paid(3)(4)	Equity	Ordinary Shares, par value $0.0001 per share	457(a)		$6.00	$17,250,000	US $92.70 per million dollars	$1,599.08
Fees Previously Paid(3)(4)	Equity	Ordinary Shares, par value $0.0001 per share	457(a)	-	-	$37,950,000	US$92.70 per million dollars	$3,517.97
	Total Offering Amounts					$17,250,000		$1,599.08
	Total Fees Previously Paid							$3,517.97
	Total Fee Offsets							-
	Net Fee Due							0	(4)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act. Includes the offering price attributable to 15% of the total number of the ordinary shares that the underwriters have the option to purchase to cover over-allotments, if any. See “Underwriting.”

(2)	Calculated pursuant to Rule 457(a) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.

(3)	The Registrant’s initial filing of this Registration Statement on December 30, 2021 (the “Original Form F-1”) registered the shares for an aggregate offering price of $28,750,000. The Registrant’s subsequent amendment No.6 to this Registration Statement (the “Form F-1/A”) increased the number of such Ordinary Shares being registered to 6,325,000 for an aggregate offering price of $37,950,000. The Registrant’s current filing decreases the number of such Ordinary Shares being registered to 2,875,000 for an aggregate offering price of $17,250,000 which is less than the amount previously registered. Since the maximum aggregate offering price does not increase since the Original Form F-1, the Registrant does not need to pay additional registration fee.

(4)	An aggregate of $3,517.97 of registration fee was previously paid, including $2,665.13 paid at the time of the filing of the Original Form F-1, and $852.84 paid at the time of the filing of the Form F-1/A, based on the then effective registration fee rate.